Exhibit 99.1

Index to Combined Financial Statements

Audited Combined Financial Statements:

Independent Auditor’s Report

Combined Balance Sheets at October 28, 2018 and December 31, 2017	1

Combined Statements of Operations and Comprehensive Income (Loss) for the period from January 1, 2018 to October 28, 2018 and year ended December 31, 2017	2

Combined Statements of Parent Company Equity for the period from January 1, 2018 to October 28, 2018 and year ended December 31, 2017	3

Combined Statements of Cash Flows for the period from January 1, 2018 to October 28, 2018 and year ended December 31, 2017	4

Notes to Combined Financial Statements	5

Independent Auditor’s Report

To the Board of Directors

Centric Brands, Inc.

We have audited the accompanying combined financial statements of the North American Kids, Accessories and Certain Fashion Brand Businesses of Global Brands Group Holding Limited which comprise the combined balance sheets as of October 28, 2018 and December 31, 2017, and the related combined statements of operations and comprehensive income (loss), parent company equity, and cash flows for the period from January 1, 2018 through October 28, 2018 and for the year ended December 31, 2017, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management of Centric Brands, Inc. is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the North American Kids, Accessories and Certain Fashion Brand Businesses of Global Brands Group Holding Limited as of October 28, 2018 and December 31, 2017, and the results of their operations and their cash flows for the period from January 1, 2018 through October 28, 2018 and for the year ended December 31, 2017 in accordance with accounting principles generally accepted in the United States of America.

/s/ CohnReznick LLP

Roseland, New Jersey

May 15, 2019

NORTH AMERICAN KIDS, ACCESSORIES AND CERTAIN FASHION BRAND BUSINESSES OF GLOBAL BRANDS GROUP HOLDING LIMITED

COMBINED BALANCE SHEETS

(in thousands)

	October 28,	December 31,
	2018	2017
ASSETS
Current assets
Trade receivables, net	$77,397	$21,424
Inventories	335,786	292,779
Other receivables, prepayments and deposits	71,654	67,094
Total current assets	484,837	381,297
Property and equipment, net	24,551	13,133
Goodwill	714,431	714,431
Intangible assets, net	50,768	68,942
Other receivables and deposits	41	409
Total assets	$1,274,628	$1,178,212
LIABILITIES AND EQUITY
Current liabilities
Due to related companies	$439,411	$223,549
Trade payables	192,421	84,709
Accrued liabilities	126,431	76,340
Contingent consideration	3,567	38,987
Total current liabilities	761,830	423,585
Contingent consideration	3,900	31,948
Other long term liabilities	2,153	1,455
Total liabilities	767,883	456,988
Commitments and contingencies
Parent Company equity
Net parent investment	507,297	722,612
Accumulated other comprehensive loss	(552)	(1,388)
Total combined equity	506,745	721,224
Total liabilities and equity	$1,274,628	$1,178,212

The accompanying notes are an integral part of these combined financial statements

NORTH AMERICAN KIDS, ACCESSORIES AND CERTAIN FASHION BRAND BUSINESSES OF GLOBAL BRANDS GROUP HOLDING LIMITED

COMBINED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Period from January 1, 2018	Year ended
	to October 28, 2018	December 31, 2017
Revenue	$1,705,593	$2,080,551
Cost of sales	1,311,536	1,530,578
Gross profit	394,057	549,973
Operating expenses
Selling, general and administrative	481,070	424,436
Depreciation and amortization	19,552	26,608
Total operating expenses	500,622	451,044
Operating income (loss)	(106,565)	98,929
Other income (expense)
Interest expense	(9,677)	(10,390)
Other income	—	15,006
Gain on contingent consideration	17,675	3,702
Other income, net	7,998	8,318
Income (loss) before income taxes	(98,567)	107,247
Income tax provision (benefit)	—	—
Net income (loss)	(98,567)	107,247

Other comprehensive income (loss), net of tax:

Foreign currency translation adjustment	836	(966)
Other comprehensive income (loss)	836	(966)
Comprehensive income (loss)	$(97,731)	$106,281

The accompanying notes are an integral part of these combined financial statements

NORTH AMERICAN KIDS, ACCESSORIES AND CERTAIN FASHION BRAND BUSINESSES OF GLOBAL BRANDS GROUP HOLDING LIMITED

COMBINED STATEMENTS OF PARENT COMPANY EQUITY

(in thousands)

		Accumulated
		Other	Total
	Net Parent	Comprehensive	Combined
	Investment	Loss	Equity
Parent Company equity at January 1, 2017	$678,054	$(422)	$677,632
Net income	107,247	—	107,247
Other comprehensive loss	—	(966)	(966)
Net transfer to parent	(62,689)	—	(62,689)
Parent Company equity at December 31, 2017	722,612	(1,388)	721,224
Net loss	(98,567)	—	(98,567)
Other comprehensive income	—	836	836
Net transfer to parent	(116,748)	—	(116,748)
Parent Company equity at October 28, 2018	$507,297	$(552)	$506,745

The accompanying notes are an integral part of these combined financial statements

NORTH AMERICAN KIDS, ACCESSORIES AND CERTAIN FASHION BRAND BUSINESSES OF GLOBAL BRANDS GROUP HOLDING LIMITED

COMBINED STATEMENTS OF CASH FLOWS

(in thousands)

	Period from
	January 1, 2018 to	Year ended
	October 28, 2018	December 31, 2017
Net income (loss)	$(98,567)	$107,247
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	19,552	26,608
Loss (gain) on disposal of assets	686	(21)
Gain on bargain purchase	—	(15,000)
Gain on remeasurement of contingent consideration payable	(17,675)	(3,702)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(161,941)	(60,428)
Inventories	(43,007)	32,928
Other receivables, prepayments and deposits	(4,192)	(24,158)
Trade payables and accrued expenses	158,501	6,013
Due to related companies	215,862	(319)
Net cash provided by operating activities	69,219	69,168

CASH FLOWS FROM INVESTING ACTIVITIES
Cash receipts on beneficial interest in sold receivables	105,968	83,628
Cash paid for acquisitions	—	(48,022)
Purchases of property and equipment	(13,482)	(7,345)
Net cash provided by investing activities	92,486	28,261

CASH FLOWS FROM FINANCING ACTIVITIES
Net transfers to parent	(116,748)	(62,689)
Payment of contingent consideration	(45,793)	(33,774)
Net cash used in financing activities	(162,541)	(96,463)

Effect of exchange rate changes	836	(966)

NET CHANGE IN CASH AND CASH EQUIVALENTS	—	—

CASH AND CASH EQUIVALENTS, at beginning of period	—	—
CASH AND CASH EQUIVALENTS, at end of period	$—	$—

Supplemental disclosures:

Non-cash investing activity: Beneficial interest obtained on exchange for securitized receivables	$240,837	$302,959

The accompanying notes are an integral part of these combined financial statements

NORTH AMERICAN KIDS, ACCESSORIESAND CERTAIN FASHION BRAND BUSINESSES OF GLOBAL BRANDS GROUP HOLDING LIMITED

NOTES TO COMBINED FINANCIAL STATEMENTS

1. DESCRIPTION OF THE BUSINESS

On June 27, 2018 Centric Brands Inc. agreed to acquire from Global Brands Group Holding Limited its North American Kids business, its North American Accessories business, and certain of its North American Fashion Brand businesses of GBG (collectively, the “Business” or the “Company”).  This transaction closed on October 29, 2018.  As used in these notes, the terms "GBG" and “Parent” refer to Global Brands Group Holding Limited and its subsidiaries.

The Business operated as part of GBG during the historical period reflected in these financial statements. As used in these notes, the period ended October 28, 2018 refers to the period from January 1, 2018 to October 28, 2018.

The Business licenses brands such as Calvin Klein, Under Armour, Tommy Hilfiger, BCBG, Joe’s, Buffalo David Bitton, Frye, Michael Kors, Kate Spade, All Saints, Cole Haan, Disney, Marvel, Nickelodeon and other major character franchises, as well as other popular TV and gaming properties. The Business sources clothing, accessories, and beauty products for sale through its wholesale, retail and ecommerce channels.

2.  Summary of Significant Accounting Policies

Basis of Presentation

The Business has historically operated as part of GBG and not as a standalone company. The combined financial statements present the results of operations, financial position, and cash flows of the Business on a stand-alone, carve-out basis and have been derived from the consolidated financial statements and accounting records of GBG using the historical results of operations and historical basis of assets and liabilities of the Business as it was historically managed by GBG. The combined financial statements of the Business have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

All revenues and costs as well as assets and liabilities directly associated with the business activity of the Company are included in the combined financial statements. The combined financial statements also include allocations of certain expenses for services from GBG, including, but not limited to corporate and shared expenses related to finance and accounting, legal, information technology, human resources, facilities, communications,  ethics, compliance and innovations,  procurement, sourcing, purchasing and marketing, employee benefits and incentives, insurance and stock-based compensation. These expenses have been allocated on the basis of revenue, purchases, headcount, square footage or other measures. Management considers the basis on which these expenses have been allocated to be a reasonable reflection of the utilization of services provided to or benefits received by the Business during the periods presented. The allocations may not, however, reflect the expenses the Business would have incurred as a stand-alone business operating independently from GBG. The amount of actual costs that may have been incurred if the Business was a stand-alone business would depend on a number of factors, including the Business’s chosen organizational structure, what functions were outsourced or performed by the Business employees, and strategic decisions made in areas such as sourcing, marketing, information technology and infrastructure. Note 4  Related Party Transactions provides further information on general corporate expenses allocated to the Business.

All intracompany transactions between the Company’s businesses have been eliminated. As a direct ownership relationship did not exist among the various operations comprising the Business, a “Net parent investment” account is shown in lieu of stockholders’ equity in the combined financial statements. All significant transactions between GBG and the Business have been included in the combined financial statements and were considered to be effectively settled for cash, other than intercompany payables for inventory purchases made through the shared GBG’s sourcing function.  GBG uses a centralized approach to cash management and financing of its operations and GBG funds the Company’s operating and investing activities as needed. The total net effect of the settlement of these related party transactions, including cash transfers to and from the cash management accounts of GBG is reflected in the combined statements of cash flows as “Transfers to parent, net”, a financing activity, and “Net parent investment” account in the combined balance sheets.

The Combined Financial Statements also include the attribution of certain assets and liabilities that have historically been held at the GBG corporate level but are specifically identifiable or otherwise assigned to the Business in the combined financial statements. The cash and cash equivalents held by GBG at the corporate level are not specifically identifiable to the Business and therefore were not attributed to the Business for any of the periods presented. Third-party debt and the related interest expense of GBG were not assigned to the Business for any of the periods presented as the Business is not the legal obligor of the debt and the GBG’s borrowings were not directly attributable to the Business.

The financial information included herein may not necessarily reflect the combined financial position, results of operations, changes in invested equity and cash flows of the Business in the future or what they would have been had the Business been a separate, stand-alone entity during the periods presented. These carve-out financial statements have been prepared with going concern basis. This assertion is based on the knowledge that subsequent to the closing of the transaction, the acquirer would take responsibility for funding the operations of the Business.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates inherent in the preparation of these combined financial statements include, but are not limited to, allocation of expenses related to certain corporate functions, evaluation of goodwill and other assets for impairment, useful lives of intangible assets, contingent consideration for acquisitions, income taxes including deferred income taxes, customer incentive program liabilities,  allowance for bad debts, allowance for returns, sales allowances, customer chargebacks and inventory write-downs. Actual results could differ from these estimates.

Revenue Recognition

Wholesale revenues are recorded when title transfers to the customer, collection of the relevant receivable is reasonably assured, persuasive evidence of an arrangement exists, and the sales price is fixed or determinable, which is typically at the shipping point. Estimated reductions to revenue for sales returns, discounts and customer allowances are recorded based upon a percentage of sales. The Business allows for returns based upon pre‑approval or in the case of damaged goods. Such returns are estimated based on historical experience and an allowance is provided at the time of sale.

Retail store revenue is recognized at the time the customer takes possession of the related merchandise and title has passed, net of estimated returns, discounts and customer allowances at the time of sale to customers. Ecommerce sales of products ordered through the Company’s retail internet sites are recognized at the point of shipment to the customer. Ecommerce revenue is reduced by an estimate for returns. Retail store revenue and ecommerce revenue exclude sales taxes.

Amounts related to shipping and handling that are billed to customers are reflected in net sales, and the related costs are reflected in cost of goods sold within the accompanying combined statements of operations and comprehensive income (loss).

Accounts Receivable and Allowance for Bad Debts, Returns, Sales Allowances, and Customer Chargebacks

The Business evaluates its ability to collect accounts receivable based upon a combination of factors. Allowances for charge‑backs are recognized based on historical collection experience. A specific allowance for bad debts is taken against amounts due to reduce the net recognized receivable to the amount reasonably expected to be collected. Whether a receivable is past due is based on how recently payments have been received and in certain circumstances when the Business is aware of a specific customer’s inability to meet its financial obligations (e.g., bankruptcy filings, substantial downgrading of credit sources, etc.). Amounts are written off against the allowance once it is established that it is remote such amounts will be collected. The Business also provides for potential sales returns and allowances based on historical trends.

Inventories

Inventory, consisting of finished goods, is valued at the lower of cost or net realizable value with cost determined by the first‑in, first‑out (FIFO) method. The cost comprises purchase prices of inventories and direct costs. The Business continually evaluates its inventory by assessing slow-moving current product. Net realizable value of non‑current inventory is estimated based on historical sales trends, the impact of market trends, an evaluation of economic conditions and the value of current orders relating to future sales. Inventory reserves establish a new cost basis for inventory. Such reserves are not reversed until the related inventory is sold or otherwise disposed.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight‑line method over the following estimated useful lives of the assets:

Furniture, fixtures and equipment - 3 to 16 years

Leasehold improvements - 5 to 20 years

Computer and other equipment –  5 –  6 years

Leasehold improvements are amortized over the lesser of the term of the lease or the estimated useful life of the improvement. Maintenance and repairs are charged to expense as incurred. Upon sale or retirement, the asset cost and related accumulated depreciation or amortization is removed from the accounts, and any related gain or loss is included within selling, general and administrative expenses within the accompanying combined statements of operations and comprehensive income (loss).

Business Combinations

Business combinations are accounted for using the acquisition method. The purchase price is allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values at the date of acquisition. Significant judgment and estimates are used in determining the fair values of the assets acquired and their useful lives. The excess of the purchase price over the fair value of assets and liabilities is assigned to goodwill. Measurement period adjustments are made in the period in which the amounts are determined and the current period income effect of such adjustments will be calculated as if the adjustments had been completed as of the acquisition date. All changes that do not qualify as measurement period adjustments are also included in current period earnings. If the business combination provides for contingent consideration, the Company records the contingent consideration at fair value at the acquisition date with changes in the fair value after the acquisition date affecting earnings. Acquisition costs are expensed as incurred and recorded in selling, general, and administrative expenses.

Goodwill

Goodwill resulting from business combinations is not amortized but is tested at least annually for impairment on March 31 of each year or when circumstances indicate it’s carrying value may not be recoverable.  At each reporting date management evaluates qualitative factors such which would indicate additional analysis around goodwill is required.  Goodwill is evaluated for impairment at least annually by determining the fair value of each reporting unit and comparing this value to its carrying value. If the fair value exceeds the carrying value, including goodwill, no further work is required and no impairment loss would be recognized. If the carrying value exceeds the fair value of the assets, goodwill impairment is recorded for the amount that the reporting unit’s carrying amount exceeds its fair value, not to exceed the total amount of goodwill allocated to the reporting unit.  No goodwill impairment was recognized in the period ended October 28, 2018 or the period ended December 31, 2017.

Impairment of Long‑Lived Assets, Intangible Assets and Goodwill

The Business assesses the impairment of long‑lived assets, identifiable intangible assets and goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable. In addition, the Business assesses goodwill for impairment annually. Factors considered important that could trigger an impairment review other than on an annual basis include the following:

•	A significant underperformance relative to historical or projected future operating results;
•	A significant change in the manner of the use of the acquired asset or the strategy for the overall business; or
•	A significant negative industry or economic trend.

The estimated cash flows used for this nonrecurring fair value measurement are considered a Level 3 input as defined in Note 10 Fair Value Measurement of Financial Instruments.

Impairment of Long‑Lived Assets and Intangible Assets Subject to Amortization

When the Business determines that the carrying value of long‑lived assets, such as property and equipment, and intangible assets subject to amortization, may not be recoverable based upon the existence of one or more of the aforementioned factors and the carrying value exceeds the estimated undiscounted cash flows expected to be generated by the asset, impairment is measured based on a projected discounted cash flow method using a discount rate determined by management. These cash flows are calculated by netting future estimated sales against associated merchandise costs and other related expenses such as payroll, occupancy and marketing. The impairment loss calculations require management to apply judgment in estimating future cash flows and the discount rates that reflect the risk inherent in future cash flows.

Intangible assets subject to amortization, such as customer relationships, are amortized over their estimated useful lives. Intangible assets are reviewed for impairment whenever events or circumstances indicated that the carrying value of the asset may not be recoverable.  Recoverability of the asset is measured based on a projected discounted cash flow method using a discount rate determined by management.  No impairment was recorded in the period ended October 28, 2018 or the period ended December 31, 2017.

Deferred Rent

When a lease includes lease incentives (such as a rent holiday) or requires fixed escalations of the minimum lease payments, rental expense is recognized on a straight‑line basis over the term of the lease starting from the date of possession and the difference between the average rental amount charged to expense and amounts payable under the lease is included in deferred rent in the accompanying combined balance sheets. Deferred rent also includes tenant allowances received from landlords which are amortized as a reduction to rent expense on a straight-line basis over the term of the lease starting at the date of possession.

Cost of Goods Sold

Cost of goods sold includes the following: the cost of merchandise; customs related taxes and duties; production costs; delivery expense; in-bound and outbound freight; obsolescence and shrink provisions; warehousing and handling costs and other inventory acquisition related costs. Freight costs and any directly related costs of transporting finished product to customers are included in “Cost of sales” in the combined statements of operations and comprehensive income.

Selling, General and Administrative Expenses

Selling, general and administrative expenses include salaries and benefits, travel and entertainment, professional fees, advertising, marketing, stock-based compensation expense, facilities, and bad debt expense. Advertising costs of $26.9 million and $10.8 million for the period ended October 28, 2018 and December 31, 2017, respectively, were expensed as incurred. The expenses include costs recorded within business direct cost centers and allocations to the Business using GBG’s cost allocation methodology.

Income Taxes

During the periods presented, the Business’s operations were included in the combined U.S. Federal, certain state and local and foreign income tax returns filed by GBG, where applicable. The Business also files certain separate state and local and foreign income tax returns. The income tax provision included in these Combined Financial Statements has been calculated using the separate return basis, as if the Business entities filed separate tax returns. It is possible that the Business will make different tax accounting elections and assertions subsequent to separation. Therefore, the Business’s income taxes, as presented in the Combined Financial Statements, may not be indicative of the income taxes that the Business will generate in the future. In jurisdictions where the Business has been included in tax returns filed by GBG, any income taxes payable resulting from the related income tax provisions have been reflected in the balance sheet within “Net Parent Investment”.

Deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities, applying enacted tax rates expected to be in effect for the year in which the differences are expected to reverse. Based on the evaluation of available evidence, both positive and negative, the Business recognizes future tax benefits, such as net operating loss carryforwards and tax credit carryforwards, to the extent that realizing these benefits is considered to be more likely than not. Deferred taxes are not provided on the unremitted earnings of subsidiaries outside of the United States when it is expected that these earnings will be permanently reinvested. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Business recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the taxing authorities, based upon the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based upon the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement. The Business’s policy is to recognize interest and penalties that would be assessed in relation to the settlement value of unrecognized tax benefits as a component of income tax benefit within the accompanying combined statements of operations and comprehensive income (loss).

Comprehensive Income (Loss)

Comprehensive loss represents the change in parent company equity resulting from transactions other than stockholder investments and distributions. Accumulated other comprehensive income (loss) includes changes in parent company equity that are excluded from net income (loss), specifically, unrealized gains and losses on foreign currency translation adjustments and is presented within the combined statements of parent company equity. The Business presents the components of comprehensive income (loss) within the combined statements of operations and comprehensive income (loss).

Foreign Currency Translation

The Business’s wholly owned direct foreign operations in Canada present their financial reports in the currency used in the economic environment in which they mainly operate, known as the functional currency. Assets and liabilities in foreign operations are translated into U.S. dollars at the exchange rate as of the balance sheet date, while revenues and expenses are translated using the average monthly exchange rate. Gains and losses from these foreign currency translation adjustments are recognized within accumulated other comprehensive income (loss) within the accompanying combined statements of parent company equity.

Concentrations of Risk

Financial instruments that potentially subject the Business to significant concentrations of credit risk consist principally of cash, cash equivalents, accounts receivable and factor accounts receivable. The Parent maintains cash and cash equivalents with various financial institutions. The policy is designed to limit exposure to any one institution. Periodic evaluations are performed of the relative credit rating of those financial institutions that are considered in the Business’s investment strategy.

The Business does not require collateral for trade accounts receivable. However, the Business sells a portion of accounts receivable to Whitehall Funding, LLC (“Whitehall”) on a non‑recourse basis. In that instance, the Business is no longer at risk if the customer fails to pay. For accounts receivable that are not sold to Whitehall, the Business continues to be at risk if these customers fail to pay. The Business provides an allowance for estimated losses to be incurred in the collection of accounts receivable based upon the aging of outstanding balances and other account monitoring analysis. The net carrying value approximates the fair value for these assets. Such losses have historically been within management’s expectations. Uncollectible accounts are written off once collection efforts are deemed by management to have been exhausted.

For the period ended October 28, 2018 and the year ended December 31, 2017, A single retailer was the only customer representing 10 percent or greater of gross sales, net of returns.  Sales to that retailer were approximately 18% and 20% of total sales,  respectively. The Business has limited concentration of credit risk in accounts receivable due to the sale of accounts receivable to Whitehall on a non‑recourse basis.

Fair Value of Financial Instruments

The fair value of financial instruments held (which consist of accounts receivable and accounts payable) do not differ materially from their recorded amounts because of the relatively short period of time between origination of the instruments and their expected realization.

The Business does not hold or have any obligations under financial instruments that possess off‑balance sheet credit or market risk.

Financial Accounting Standards Recently Adopted

In January 2017, the FASB issued ASU No. 2017‑04, Intangibles —Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. Topic 350, Intangibles—Goodwill and Other (Topic 350), currently requires an entity to perform a two-step test to determine the amount, if any, of goodwill impairment. ASU No. 2017‑04 removes the second step of the test. An entity will apply a one-step quantitative test and record the amount of goodwill impairment as the excess of a reporting unit’s carrying amount over its fair value, not to exceed the total amount of goodwill allocated to the reporting unit. The new guidance does not amend the optional qualitative assessment of goodwill impairment. The ASC amendments are effective for annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2020 with early adoption permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Business adopted this standard as of January 1, 2017.

In March 2018, the FASB issued ASU No. 2018‑05, Income Taxes (Topic 740): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118, which amends certain SEC material in Topic 740 for the income tax accounting implications of the recently issued Tax Cuts and Jobs Act. ASU 2018‑05 is effective immediately. The Business considered this additional guidance in determining the impact of the Tax Cuts and Jobs Act as of and for the period ended October 28, 2018. See Note 12 – Income Taxes for further information.

In August 2016, the FASB issued ASU No. 2016‑15, Classification of Certain Cash Receipts and Cash Payments. ASU No. 2016‑15 amends the guidance in ASC 230 on the classification of certain cash receipts and payments in the statement of cash flows. The primary purpose of ASU No. 2016‑15 is to reduce the diversity in practice that has resulted from the lack of consistent principles on this topic. ASU No. 2016‑15 is effective for Business for annual periods beginning after December 15, 2017, and early adoption is permitted for all entities. Entities must apply the guidance retrospectively to all periods presented but may apply it prospectively from the earliest date practicable if retrospective application would be impracticable. The Business adopted this standard as of January 1, 2018 and applied the ASU 2016‑15 retrospectively for all periods presented.

Recently Issued Financial Accounting Standards

In May 2014, the FASB issued ASU No. 2014‑09, Revenue from Contracts with Customers, Accounting Standards Codification 606 (“ASC 606”). This amendment prescribes that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. ASU 2014‑09 defines a five-step process to achieve this core principle and, in doing so, will require greater use of judgment and estimates than under the current guidance. The amendment supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition, and most industry-specific guidance. The FASB subsequently issued amendments providing additional guidance, clarification, and practical expedients as follows:

•

In April 2016, the FASB issued ASU No. 2016‑10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing, which amends certain aspects of the guidance in ASU 2014‑09 related to identifying performance obligations and applying the new revenue guidance to licensing transactions.

•

In May 2016, the FASB issued ASU No. 2016‑12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients, which addresses topics of collectability, presentation of sales tax collected from customers, non-cash consideration, contract modifications and completed contracts at transition, and transition disclosures.

•

In December 2016, the FASB issued ASU No. 2016‑20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers, to provide further clarification on various elements of the new revenue guidance.

ASC 606 is effective for the Business for annual period beginning on January 1, 2019, and early adoption is permitted as of the original effective date, December 31, 2016. Two methods of adoption are allowed, either a full retrospective adoption or a modified retrospective adoption. ASC 606 also require enhanced disclosures regarding the nature, amount, timing, and uncertainty of revenue and cash flows. The Business will adopt the new revenue standards on  January 1, 2019 using the modified retrospective approach. The Business has reviewed its various revenue streams for our existing contracts under the five-step process provided by ASC 606 and does not expect significant changes to the amounts or timing of revenue recognition for product sales, which are its primary revenue stream.

In February 2016, the FASB issued ASU No. 2016‑02, Leases (Topic 842), which affects the accounting for leases. The guidance requires lessees to recognize assets and liabilities on the balance sheet for the rights and obligations created by all leases with terms of more than 12 months. The amendment also will require qualitative and quantitative disclosures designed to give financial statement users information on the amount, timing, and uncertainty of cash flows arising from leases. This ASU is effective for the Business annual period beginning on January 1, 2021, and early adoption is permitted. The Business is currently assessing the impact of the new standard on its combined financial statements, but anticipates an increase in assets and liabilities due to the recognition of the required right-of-use asset and corresponding liability for all lease obligations that are currently classified as operating leases, such as real estate leases for corporate headquarters, administrative offices, retail stores, and showrooms as well as additional disclosure on all its lease obligations. The income statement recognition of lease expense is not expected to significantly change from the current methodology.

In June 2016, the FASB issued ASU No. 2016‑13, Financial Instruments — Credit Losses — Measurement of Credit Losses on Financial Instruments, an accounting standard update that introduces a new model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses. This includes accounts receivable, trade receivables, loans, held-to-maturity debt securities, net investments in leases and certain off-balance sheet credit exposures. The guidance also modifies the impairment model for available-for-sale debt securities. The update is effective for fiscal years beginning after December 15, 2020. The Business is currently assessing the potential effects this update may have on its combined financial statements and related disclosures.

In February 2018, the FASB issued ASU No. 2018‑02, Income Statement—Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. ASU No. 2018‑02 permits entities to reclassify tax effects stranded in accumulated other comprehensive income as a result of tax reform to retained earnings. This ASU gives entities the option to reclassify these amounts and requires new disclosures, regardless of whether they elect to do so. The guidance is effective for the Business for fiscal years beginning after December 15, 2018. Early adoption in any period is permitted. The Business is currently evaluating the impact the adoption of ASU No. 2018‑02 will have on its combined financial statements.

In August 2018, the FASB issued ASU No. 2018‑13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement, which changes the fair value measurement disclosure requirements of ASC 820 Fair Value Measurement, based on the concepts in the Concepts Statement, including the consideration of costs and benefits. The ASU No. 2018‑13 is effective for all entities for fiscal years beginning after December 15, 2019. Early adoption is permitted for any eliminated or modified disclosures upon issuance of this ASU No. 2018‑13. The Business is currently evaluating the impact the adoption of ASU No. 2018‑13 will have on its disclosures to the combined financial statements.

3. Business Combinations

During the year ended December 31, 2017, the Business made  a series of acquisitions. In March 2017, the Company acquired businesses engaged in handbag and accessories and apparel businesses. In July 2017, the Company acquired a  business which engaged in women’s apparel. In October 2017, the Company acquired a business engaged in accessories. The results of operations of these acquired businesses have been included in the combined financial statements since their acquisition dates. The Company recognized $0.9 million of acquisition related costs that were expensed as incurred. These costs are included as part of operating expenses in the combined statement of operations in the line item entitled Selling, general and administrative.

One of the acquisitions qualified as a bargain purchase.  The acquired company filed for bankruptcy in 2017.  The Company paid a net $28.9 million for $43.9 of net assets acquired, resulting in a $15.0 million gain.  Due to the distress the acquired company experienced at the time of sale, the Company was able to purchase the company below its fair value.

The aggregate acquisition-date fair value of the consideration transferred for these acquisitions consisted of the following (in thousands):

Cash consideration, net of cash acquired	$48,022
Fair value of contingent consideration	4,577
Total purchase price	$52,599

Balances are the aggregate estimated fair value of contingent consideration payable for the acquired businesses as at respective acquisition dates. As of the acquisition dates, the balances included initial consideration payable of $28.0 million, and contingent consideration of $4.7 million. Final amounts of consideration settlements will be determined based on future performance of the acquired businesses.

The following table summarizes the aggregate estimated fair values of the assets acquired and liabilities assumed at the acquisition dates (in thousands):

Inventories	50,895
Other receivables, prepayments and deposits	595
Intangible assets	5,240
Goodwill	20,840
Total assets acquired	77,570
Accrued liabilities	(9,971)
Total liabilities assumed	(9,971)
Net assets acquired	$67,599
Gain recorded on bargain purchase	15,000
Total Purchase Price	$52,599

The goodwill generated from acquisitions is attributable to the profitability and the synergies expected to result from the acquired businesses.

The aggregate fair value and weighted average amortization periods of intangible assets on respective acquisition dates included the following:

	Fair Value (in thousands)	Weighted Average Amortization Period (years)
Trade name	$1,640	10
License agreements	1,500	5
Customer relationships	2,100	8
Total	$5,240

4. Related Party Transactions

Allocation of General Corporate Expense

During the period ended October 28, 2018, and the year ended December 31, 2017, the Business was allocated $83.5 million and $96.7 million, respectively, of support and general corporate expenses incurred by GBG, as described in Note 2  Summary of Significant Accounting Policies, which are included within selling, general and administrative expenses in the combined statements of operations.

Millwork Purchase Agreement

The Business has an agreement for centralized purchasing with GBG and Li & Fung, which is a related party and the largest supplier to GBG as well as the Business. This agreement, known as the Millwork arrangement, requires the Business to source a minimum of 50% of its purchase volume through Li & Fung. Purchases by the Business under the Millwork arrangement are considered related party transactions since they are cash settled with GBG, even though they are paid through a centralized purchasing group. For the ten-month period ended October 28, 2018 and the annual period ended December 31, 2017, the business purchased $522.1 million and $640.1 million under the Millwork arrangement.  As of October 28, 2018, and December 31, 2017, the Business had a payable in the amount of $439.4 million and $223.5 million, respectively, under the Millwork arrangement.

5.  Trade Receivables

Accounts receivable consisted of the following (in thousands):

	October 28, 2018	December 31, 2017
Factored receivables	$534,279	$487,085
Due to Whitehall	(419,011)	(414,031)
Trade Receivables	68,092	12,576
Reserves	(105,963)	(64,206)
	$77,397	$21,424

GBG has a receivable purchase agreement and a receivable finance agreement with Whitehall, LLC (“Whitehall”), a non-affiliate to the Company, to sell trade receivables to improve liquidity. During the period ended October 28, 2018 and the year ended December 31, 2017, the Business transferred $2.1 billion and $2.7 billion of trade receivables to Whitehall, respectively, which constituted a sale and derecognized such trade receivables from the combined balance sheet. Gross cash proceeds from accounts receivable transfer were $2.0 billion and $2.6 billion during the period ended October 28, 2018 and year ended December 31, 2017.

6. Inventories

Finished goods inventories are valued at the lower of cost or net realizable value with cost determined by the first‑in, first‑out method. The inventory reserve as of October 28, 2018 and December 31, 2017 amounted to $70.3 million and $61.5 million, respectively.  Inventory was mostly comprised of finished goods.

7. Property and Equipment

Property and equipment consisted of the following (in thousands):

	October 28, 2018	December 31, 2017
Leasehold improvements	$10,745	$6,440
Furniture and fixtures	2,845	777
Computer and other equipment	13,703	7,564
	27,293	14,781
Less: accumulated depreciation	(2,742)	(1,648)
Property and equipment, net	$24,551	$13,133

Depreciation expense totaled $1.4 million and $0.6 million for the period ended October 28, 2018 and year ended December 31, 2017, respectively.

8. Intangible Assets and Goodwill

Intangible assets are recorded at cost, less accumulated amortization. Amortization of intangible assets with finite lives is provided for over their estimated useful lives on a straight-line basis.

Intangible assets as of October 28, 2018 consisted of the following (in thousands):

	Amortization	Gross	Accumulated
	Period	Amount	Amortization	Net Amount
Patents, trademarks and brand names	8 to 12 years	$14,201	$(6,035)	$8,166
License agreements	3 to 7 years	27,877	(12,728)	15,149
Customer relationships	6 to 10 years	131,500	(109,050)	22,450
Distribution rights	2 to 11 years	14,100	(14,055)	45
Licensor relationships	3 to 7 years	57,500	(52,542)	4,958
Total		$245,178	$(194,410)	$50,768

Intangible assets as of December 31, 2017 consisted of the following (in thousands):

	Amortization	Gross	Accumulated
	Period	Amount	Amortization	Net Amount
Patents, trademarks and brand names	8 to 12 years	$14,201	$(4,889)	$9,312
License agreements	3 to 7 years	27,877	(9,028)	18,849
Customer relationships	6 to 10 years	131,500	(100,739)	30,761
Distribution rights	2 to 11 years	14,100	(13,642)	458
Licensor relationships	3 to 7 years	57,500	(47,938)	9,562
Total		$245,178	$(176,236)	$68,942

Amortization expense related to intangible assets amounted to approximately $18.1 million and $26.0 million for the period ended October 28, 2018 and year ended December 31, 2017, respectively.

As of October 28, 2018, future amortization expense related to the finite-lived intangible assets is as follows (in thousands):

2019	$41,220
2020	9,116
2021	314
2022	118
$50,768

Goodwill consisted of the following as of October 28, 2018 and December 31, 2017 (in thousands):

	October 28, 2018	December 31, 2017
Beginning balance
Goodwill	$714,431	$693,591
	714,431	693,591
Impairment losses	—	—
Goodwill acquired during the period	—	20,840

Ending balance
Goodwill	714,431	714,431
	$714,431	$714,431

9. Accrued Liabilities

Accrued liabilities consisted of the following (in thousands):

	October 28, 2018	December 31, 2017
Accrued royalties	$64,011	$29,237
Other accrued liabilities	47,554	33,066
Accrued payroll and other benefits	10,185	11,549
Deferred revenue	4,681	2,488
Total accrued liabilities	$126,431	$76,340

10. Fair Value Measurement

Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. ASC 820, Fair Value Measurements and Disclosures also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of us. Unobservable inputs are inputs that reflect our assumptions about the factors market participants would use in valuing the asset or liability. The guidance establishes three levels of inputs that may be used to measure fair value:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Financial Instruments

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. Changes in the observability of valuation inputs may result in a reclassification of levels for certain securities within the fair value hierarchy.

The Company did not have any financial assets as of October 31, 2018 or December 31, 2017 that are measured at fair value on a recurring basis. The Company held a financial liability related to contingent consideration October 31, 2018 and December 31, 2017.  Contingent consideration includes earn-out and earn-ups that are measured at fair value at the end of each reporting period. Earn-out is contingent consideration that would be payable if the acquired businesses achieve their respective base year profit target, calculated on a redetermined basis, during the designated periods of time. Earn-up is contingent consideration that would be payable if the acquired businesses achieve certain growth targets, calculated based on the base year profits, during the designated periods of time. Earn-out and earn-up of certain acquisitions were remeasured during the year. Discounted cash flow analysis was used to determine fair value of contingent consideration. The change in estimate of the contingent consideration has been reflected as a reduction in operating expenses on the combined statements of operations and comprehensive income (loss).

The following table presents the changes in level 3 instruments for the period ended October 28, 2018 (in thousands):

Contingent consideration
Opening balance	$70,935
Additions
Settlements	(45,793)
Remeasurement	(17,675)
Remeasurement period adjustments
Others
Closing balance	$7,467

The following table presents the changes in level 3 instruments for the year ended December 31, 2017 (in thousands):

Contingent consideration
Opening balance	$103,834
Additions	4,577
Settlements	(33,774)
Remeasurement	(3,702)
Remeasurement period adjustments
Others
Closing balance	$70,935

There were no transfers between levels 1, 2 and 3 during the period ended October 28, 2018 and the during the year ended December 31, 2017.

Non-Financial Instruments

There were no impairment charges recorded for intangible assets for the period from January 1, 2018 to October 28, 2018 or the year ended December 31, 2017.

There were no impairment charges recorded for goodwill for the period from January 1, 2018 to October 28, 2018 or the year ended December 31, 2017.

11.  Share Based Compensation

GBG provides share-based compensation programs for employees (including those employed by the Business) in the form of the stock incentive plans, which include share options and  share awards. Share-based compensation awards vest over a specified period or upon employees meeting certain performance and retirement eligibility criteria. The fair value of equity instruments issued to employees is measured on the grant date. The fair value of the employee services received in exchange for the grant of the options and share awards is recognized as an expense.

Awards based solely on service are recognized over the vesting period or from the grant date to the date on which retirement eligibility provisions have been met and additional service is no longer required. Performance-based deferred stock awards vest when GBG attains specified performance targets over a predetermined period, generally one to three years.

The Business’s employees participate in GBG’s share-based compensation programs. Compensation expense of $5.9 million and $15.6 million for the period ended October 28, 2018 and the year ended December 31, 2017, respectively, related to the share-based compensation programs is included in “Selling, general and administrative expenses”. The amount of expense for both periods is an allocation consistent with the allocation methodology described in Note 2  Summary of Significant Accounting Policies.

12. Income Taxes

Although the Business was historically included in consolidated income tax returns of the Parent, the Business income taxes are computed and reported herein under the “separate return method.” Use of the separate return method may result in differences when the sum of the amounts allocated to standalone tax provisions of the acquired business are compared with amounts presented in Interim Combined Financial Statements. In that event, the related deferred tax assets and liabilities in the combined financial statements could be significantly different from those presented herein. Certain tax attributes, e.g., net operating loss carry forwards, which were reflected in the Parent’s Consolidated Financial Statements may or may not exist at the standalone level.

Components of Income before Taxes

Income before tax consists of the following:

	Period Ended,
	October 28, 2018	December 31, 2017
Income/(Loss) Before Income Taxes:
US	$(105,011)	$119,764
Foreign	6,444	(12,517)
Total income before taxes	$(98,567)	$107,247

Components of Income Tax Expense

Income tax expense consists of the following:

Period Ended,
	October 28, 2018	December 31, 2017
Current:
Federal	$—	$—
State	—	—
Total current tax expense	$—	$—

Deferred:
Federal	—	—
State	—	—
Total deferred tax expense	—	—
Income tax expense	$—	$—

	Period Ended,
	October 28, 2018		December 31, 2017
Effective Tax Rate
US Statutory Rate	%	21.00%	35.00
Permanent Adjustments		(1.60)	0.53
Federal Rate Change		0.00	83.87
State Taxes		0.00	0.00
Foreign Rate Differential		(0.26)	1.17
Change in Federal Valuation Allowance		(20.77)	(123.49)
Change in Foreign Valuation Allowance		1.63	2.92
Total income before tax	%	0.00%	0.00

On December 22, 2017 the President signed into law the Tax Cuts and Jobs Act (the “Tax Act”).  ASC 740, Accounting for Income Taxes, requires companies to recognize the effect of tax law changes in the period of enactment even though the effective date for most provisions is January 1, 2018.  The Tax Act permanently reduces the U.S. corporate income tax rate from a maximum rate of 35% to a flat 21% rate, effective January 1, 2018.  As a result of the reduction in the U.S. corporate income tax rate the Company revalued its ending net deferred tax assets at December 31, 2017.

Reduction of U.S. Federal Corporate Tax Rate: The Tax Act reduced the corporate tax rate to 21%, effective January 1, 2018. Consequently, we recorded a decrease related to deferred tax assets and liabilities with a corresponding net adjustment to deferred income tax benefit for the year ended December 31, 2017. We did not make any measurement-period adjustments related to this item in 2018. Our accounting for this element of the Tax Act is complete.

As a part of the Tax Act, a one-time mandatory deemed repatriation tax was imposed on previously untaxed accumulated and current earnings and profits of foreign subsidiaries. Based on filings provided by the Company, it was determined that the Canadian subsidiaries of the Business included in the carve-out provision were in an accumulated deficit earnings and profits position. As a result, no repatriation tax was deemed to be owed.

Global Intangible Low-Taxed Income “GILTI” is another provision of the Tax Act that has an impact on the carve-out financial statements. As previously mentioned, the Canadian subsidiaries prior to 2018 had an accumulated deficit in earnings and profits. In the 2018 carve-out year, it was determined that these Canadian subsidiaries operated profitably and had current year earnings and profits. The FASB allows companies to adopt an accounting policy to either recognize deferred taxes for GILTI or treat such tax cost as a current-period expense when incurred. We have assumed an accounting policy to treat the taxes due on GILTI as a current-period expense. As a result, the earnings and profits of the Canadian subsidiaries for the year ended October 28, 2018 are being included in income of the Business for carve-out purposes.

Deferred Income Taxes

The significant components of the Business’ deferred tax assets and liabilities consist of the following:

	October 28, 2018		December 31, 2017
Deferred tax assets:	$		$
Inventory		39,272		28,006
Other		1,116		343
Accruals and Reserves		—		3,513
Intangibles		16,649		14.771
Goodwill		28,007		56,756
Net Operating Loss – Domestic		112,220		66,098
Net Operating Loss - Foreign		3,618		5,229
Business Interest Limitation		2,628		0
Total Deferred Tax Assets:		$203,510		$174,716

Deferred tax liabilities:
Accruals and Reserves		$(2,784)		$—
Fixed Assets		(280)		(192)
Total Deferred Tax Liabilities		$(3,064)		$(192)

Less: Valuation Allowance		(200,446)		(174,524)
Net Deferred Tax Assets		$—		$—

Under the separate return method, the Company has available domestic net operating loss (“NOL”) carry forwards totaling approximately $243.4 million and $413.2 million as of December 31, 2017 and October 28, 2018, respectively. The NOLs generated prior to 2018 are subject to a 20 year carry forward period, while the NOL generated in 2018 may be carried forward indefinitely. The Business also has available foreign NOL carry forwards totaling approximately $20.9 million and $14.5 million as of December 31, 2017 and October 28, 2018, respectively. These NOLs are also subject to a 20 year carry forward period. The Company has established a valuation allowance equal to the full amount of the NOL carryforwards under the belief that it is more likely than not that the NOL carryforwards will not be utilized in future carry forward periods.

As of December 31, 2017, the Business was in a net overall deferred tax asset position. A valuation allowance should be provided when it is not believed that the deferred tax assets will be recoverable based on an assessment of both positive and negative corroborating evidence. Given the Business history of generating losses, as well as a lack of projection of future taxable income, the Company has established a full valuation allowance on the deferred tax assets.

In general, it is the practice and intention of the Business to reinvest the earnings of its non-U.S. subsidiaries in those operations. Historically, the Business has not made a provision for U.S. income tax with respect to accumulated earnings of foreign subsidiaries where the foreign investment of such earnings is essentially permanent in duration. Generally, such amounts would become subject to U.S. taxation upon the remittance of dividends and under certain other circumstances. As of December 31, 2016 and throughout the period included in these financials, the Canadian entities of the Business have an accumulated deficit in earnings and profits.

Upon audit, taxing authorities may challenge all or part of an uncertain tax position. While the Business has no history of tax audits on a standalone basis, GBG North America Holdings Co. Inc. is audited by federal, state and foreign taxing authorities. Accordingly, GBG North America Holdings Co. Inc. regularly assessed the outcome of potential examinations in each of the taxing jurisdictions when determining the adequacy of the amount of unrecognized tax benefit recorded. As part of these financial statements, the Company has not recorded any reserves with respect to uncertain tax positions.

The Business is not currently under audit and has not been subject to any US Federal Income Tax (“USFIT”)examinations in the past five years. The Business has not received any recent Information Document Requests (“IDR’s”) or other communication from the US Internal Revenue Service (“IRS”). A summary of the tax years that remain subject to examination in certain of the Business’s major tax jurisdictions are:

Jurisdiction:	Tax Years that Remain Subject to Examination (Fiscal Year Ending):
U.S. - Federal	2016 and forward

U.S. - various states	2013 and forward

The Business recognizes uncertain tax positions when it is more likely than not that the tax position will be sustained upon examination. Uncertain tax positions are measured based on the probabilities that the uncertain tax position will be realized upon final settlement. There are no uncertain tax positions recorded by the Business for the periods presented in these carve-out financial statements.

13. Commitments and Contingencies

Operating Leases

The Business leases retail store locations, and showrooms under operating lease agreements expiring on various dates through April 2026. Some of these leases require the Business to make periodic payments for property taxes, utilities and common area operating expenses. Certain retail store leases provide for rents based upon the minimum annual rental amount and a percentage of annual sales volume, generally ranging from 6 percent to 8 percent, when specific sales volumes are exceeded. Some leases include lease incentives, rent abatements and fixed rent escalations, which are amortized and recorded over the initial lease term on a straight-line basis from the possession date.

As of October 28, 2018, the future minimum rental payments under non‑cancelable operating leases with lease terms in excess of one year were as follows (in thousands):

2019	34,369
2020	28,868
2021	27,967
2022	27,035
2023	24,031
Thereafter	111,631
$253,901

Rent expense was $21.5 million and $11.6 million for the period ended October 28, 2018 and year ended December 31, 2017, respectively.

Purchase Commitments

During the cours of business, the Company enteres into royalty agreements with various licensors.  Most of these agreements have guaranteed minimum royalties.  As of October 28, 2018, the future minimum royalty payments under noncancelable arrangements were as follows (in thousands):

2019	123,200
2020	83,888
2021	77,821
2022	37,064
2023	30,893
Thereafter	119,300
$472,166

Royalty expense was $141.6 million and $165.4 million for the period ended October 28, 2018 and year ended December 31, 2017, respectively.

Litigation

The Business is party to legal proceedings and claims in the ordinary course of business, including proceedings to protect its intellectual property rights. As part of the Business’s monitoring program for its intellectual property rights, from time to time, the Business files lawsuits in the United States and abroad for acts of trademark counterfeiting, trademark infringement, trademark dilution, patent infringement or breach of other state or foreign laws. These actions often result in seizure of counterfeit merchandise and negotiated settlements with defendants. Defendants sometimes raise the invalidity or unenforceability of the Business’s proprietary rights as affirmative defenses or counterclaims.

In the opinion of management, based upon advice of legal counsel, the likelihood is remote that the impact of any pending proceedings and claims, either individually or in the aggregate, would have a material adverse effect on the combined financial condition, results of operations or cash flows. However, because the ultimate outcome of legal proceedings and claims involves judgments, estimates and inherent uncertainties, actual outcomes of these proceedings and claims may materially differ from current estimates. It is possible that resolution of one or more of the proceedings currently pending or threatened could result in losses material to the combined results of operations, liquidity or financial condition.

The Business reviews outstanding legal proceedings and claims to determine if an unfavorable outcome is considered “remote,” “reasonably possible” or “probable” as defined by U.S. Generally Accepted Accounting Principles (“GAAP”). If it is determined that an unfavorable outcome is probable and is reasonably estimable, potential litigation losses are accrued for. The liability the Business may ultimately incur with respect to such litigation matters, in the event of a negative outcome, may be in excess of amounts accrued for, if at all. If it is determined that an unfavorable outcome is not probable or reasonably estimable, no accrual is made.

14. Subsequent Events

In connection with the preparation of the combined financial statements, the Business evaluated subsequent events after the balance sheet date of October 28, 2018 through May 15, 2019, the date the combined financial statements were issued.

The acquisition contemplated by the Purchase Agreement described in Note 1  Description of Business closed on October 29, 2018, which resulted in the combination of the Business with the existing omni-channel platform of Centric Brands Inc., comprised of the Robert Graham, Hudson and Swims brands. The Acquisition purchase price was approximately $1.18 billion.